UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 29, 2019

PACMAN MEDIA INC.

(Exact name of registrant as specified in its charter)

Nevada	333-202717	32-0421189
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 5, Lane 97, Songlin Road

Pudong New District

Shanghai, China

(Address of Principal Executive Offices)

+603 2242 0484

(Registrant’s telephone number, including area code)

Unit 8954

483 Green Lanes London, N134BS England, U.K.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 5.01 Change in Control of Registrant

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective March 29, 2019, a change of control occurred with respect to Pacman Media Inc. (“Company”). Pursuant to a Securities Purchase Agreement entered into by and among the Company, Mr. David Mark Evans (“Seller”) and Hillhouse Shareholding Group Co. (“Buyer”), Buyer acquired from Seller 4,000,000 shares of common stock of Company. In addition, pursuant to a separate Stock Purchase Agreement by and among Hillhouse Shareholding Group Co (“Hillhouse”), as buyer, and certain other shareholders of the Company, Hillhouse acquired an additional 2,257,000 shares of common stock of the Company. The total number of shares of common stock acquired by Hillhouse is 6,257,000, and all such shares now held by Hillhouse are “restricted” and/or “control” securities. As additional consideration for entering into the Securities Purchase Agreement, at closing, the Seller assumed all of the liabilities of the Company, waived all amounts due to him by the Company and the Company assigned all assets to the Seller

In connection with the above transactions, the Company has ceased its operations and is now a “shell company” as defined under the Securities Act of 1933, as amended.

In addition, with respect to the above described Securities Purchase Agreement with Mr. Evans, Mr. Evans, the then sole officer and director of the Company, resigned as a director of the Company and Mr. Guobin Su was appointed the sole director and President of the Company. Mr. Evans remained as Chief (Principal) Executive Officer and Chief (Principal) Financial Officer.

Name	Age	Position
Guobin Su	31	President and Director

The business background description of the newly appointed officer and director is set forth below.

Guobin Su. Mr. Su has been the President of Future International Group Co., Ltd. since the company was founded in September 2018.  He served as Chief Executive Officer of Yuanda Trading  (PTY) Ltd., located in Gaborone, Botswana from 2009 to 2012. He also was Chief Executive Officer of Care Link (PTY) Ltd., located in Gaborone, Botswana from 2012 to December 2015. In January 2016, Mr. Su founded Youwuju Enterprise Management (Shanghai) Co., Ltd and Shanghai Steedstar Investment Co., Ltd. He served as Chairman of the board in both companies and resigned in both capacities in 2018. Mr. Su graduated from Botho University, Botswana, in 2010 with a degree in business management.

There are no family relationships between our officers and/or directors. There have been no transactions since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or are to be a participant, exceeding $120,000 and in which our new officer and director had or will have a direct or indirect material interest. There is no material plan, contract or arrangement (whether or not written) to which our new officer and director are a party or in which he participates that is entered into or a material amendment in connection with the triggering event or any grant or award to any such covered person or modification thereto, under any such plan, contract or arrangement in connection with any such event. The officer serves in such executive positions at the discretion of the Board of Directors. The Company and its officer have not reached any agreement for his compensation.

After giving effect to the above described transaction, the following table lists, as of the date of this report, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 6,260,000 shares of our common stock issued as of the date of this Report.  We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

		AMOUNT AND OF
TITLE OF CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS

	Greater than 5% Shareholders
Common Stock	And Officer and Directors Hillhouse Shareholding Group Co (1)	6,257,000	99.9%

Common Stock	Officers and Directors as a Group (1 persons)	6,257,000	99.9%

(1)Mr. Guobin Su is the sole officer and director of the Company and his address is the address of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacman Media Inc.

(Registrant)

/s/ Guobin Su

Guobin Su

President

Date: April 3, 2019